Exhibit 99.1

1550 Peachtree Street, N.W. Atlanta, Georgia 30309

FOR IMMEDIATE RELEASE

Contacts:
Mitch Haws	Jeff Dodge
Public Relations	Investor Relations
Equifax Inc.	Equifax Inc.
404.885.8093	404.885.8804
mitch.haws@equifax.com	jeff.dodge@equifax.com

Equifax Purchases Consumer Credit Files From
CBC Companies, Inc.

Atlanta—November 1 , 2002—Equifax Inc. (NYSE: EFX) announced today it has purchased consumer credit files and certain customer contracts from CBC Companies, Inc. (CBC) for $95 million in cash. CBC is an independent credit reporting agency and has been a system affiliate of Equifax for more than 14 years. The purchased database includes customers in Ohio, Florida, West Virginia, South Dakota, North Dakota and Indiana.

“We expect this acquisition to generate immediate profitable growth, and give us the opportunity to better serve our customers with high quality credit reporting and analytical services supported by world-class technology,” said Mark Miller, Equifax president and chief operating officer.

Equifax has a long and successful track record in acquiring and integrating independent credit reporting affiliates. The purchase of data files and customer contracts from CBC is consistent with this strategy and is the largest such transaction to date.

About Equifax

Equifax, a 103-year-old S&P 500 company, enables and secures global commerce through its information management, marketing services, direct to consumer, commercial and authentication businesses. As a leader in information technology, Equifax serves customers across a wide range of industries including the financial services, retail, healthcare, telecommunications/utilities, brokerage, insurance and government industries. Equifax also enlightens, enables and empowers consumers to manage and protect their financial health with services offered at www.equifax.com. The company ranked number five in return on equity among Business Week’s Best Performers during 2001. Equifax employs 4,800 in 12 countries and has $1.1 billion in revenue.

Statements in this press release that relate to Equifax’s future plans, objectives, expectations, performance, events and the like are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Future events, risks and uncertainties, individually or in the aggregate, could cause actual results to differ materially from those expressed or implied in these statements. Those factors could include changes in worldwide and U.S. economic conditions that materially impact consumer spending and consumer debt, changes in demand for the Company’s products and services, risks associated with the integration of acquisitions and other investments, and other factors discussed in the “forward-looking information” section in the management’s discussion and analysis included in the annual report on Form 10-K for the year ended December 31, 2001.